Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Information

On June 27, 2018 (the “Effective Date”), South Jersey Industries, Inc. (“SJI” or the “Company”), a New Jersey corporation, through its indirectly wholly-owned subsidiary, Marina Energy LLC, a New Jersey limited liability company (“Marina”), entered into a series of agreements whereby Marina will sell its portfolio of solar energy assets (the “Transaction”) to an entity managed by Goldman Sachs Asset Management (the “Buyer”). As part of the Transaction, Marina has agreed to sell the 76 distributed solar energy projects located at 143 sites across New Jersey, Maryland, Massachusetts and Vermont with total capacity of approximately 204 megawatts (the “Projects”). Total consideration for the Transaction is approximately $350.0 million in cash, which consists of approximately $287.4 million for the sale of solar assets and approximately $62.6 million for the sale of certain Solar Renewable Energy Credits (“SRECs”).

To facilitate the Transaction, Marina and the Buyer entered into a Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), pursuant to which Marina will sell the assets comprising the Projects or, in some cases, 100% of the equity interest of certain special purpose companies wholly-owned by Marina that own the assets comprising certain Projects, for an aggregate purchase price of approximately $287.4 million. The sale of individual projects will occur on a rolling basis as conditions precedent to each closing, including certain regulatory filings and receipt of consents to assignment of project contracts and permits, are satisfied. Depending on the timing of closing with respect to individual Projects, the individual purchase prices for those Projects may be adjusted to account for Project revenues retained by Marina during the period prior to such closings, with a maximum aggregate downward adjustment of approximately $5.4 million. The Purchase Agreement contains customary representations, warranties, covenants, and conditions precedent to closing of the sales. The Company currently expects the majority of the Projects will satisfy all closing conditions on or before December 31, 2018.

On October 12, 2018, SJI and the Buyer completed the first divestiture of certain Projects for which the required consents and permits were satisfied (the “First Tranche”). The First Tranche consisted of 50 sites across New Jersey, Massachusetts, and Vermont with total capacity of 31.4 megawatts. Total consideration (excluding transaction costs) associated with the First Tranche is approximately $66.8 million in cash. Of this total, $8.9 million was received in July 2018 related to the sale of certain SRECs. The First Tranche did not constitute a significant disposition for purposes of Item 2.01 of Form 8-K.

On October 31, 2018, SJI and the Buyer completed the second divestiture of certain Projects for which the required consents and permits were satisfied (the “Second Tranche”). The Second Tranche consisted of 15 sites across New Jersey and Vermont with total capacity of 34.9 megawatts. Total consideration (excluding transaction costs) in aggregate associated with the Second Tranche is approximately $68.1 million in cash. Of this total, $8.3 million was received in July 2018 related to the sale of certain SRECs. The Second Tranche did not constitute a significant disposition for purposes of Item 2.01 of Form 8-K.

On November 30, 2018, SJI and the Buyer completed the third divestiture of certain Projects for which the required consents and permits were satisfied (the “Third Tranche” and collectively with the First Tranche and Second Tranche, “Q4 2018 Tranches”). The Third Tranche consisted of 13 sites across Maryland, New Jersey, and Vermont with total capacity of 58.1 megawatts. Total consideration (excluding transaction costs) in aggregate associated with the Q4 2018 Tranches is $196.7 million in cash. Approximately $61.8 million relates to the Third Tranche. Of this total, $16.9 million was received in July 2018 related to the sale of certain SRECs. In the aggregate, the Q4 2018 Tranches constituted a significant disposition for purposes of Item 2.01 of Form 8-K.

Divestiture of the Assets Sold

Because the Q4 2018 Tranches are considered a significant disposition for purposes of Item 2.01 of Form 8-K, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements in accordance with Article 11 of Regulation S-X. The Company determined that the Transaction does not qualify for discontinued operations accounting under financial statement presentation authoritative guidance.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2018, is based on the historical financial statements of the Company as of September 30, 2018, after giving effect to the Q4 2018 Tranches as if they had occurred on September 30, 2018. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017, are based on the historical financial statements of the Company for such periods after giving effect to the Q4 2018 Tranches as if they had occurred on January 1, 2017. The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable as of the date of this Current Report on Form 8-K. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements.

The preparation of the unaudited pro forma condensed consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States, or “GAAP” standards, which are subject to change and interpretation. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ materially from those estimates.

The pro forma financial statements are presented for informational purposes only and do not purport to represent what the results of operations or financial condition would have been had the Q4 2018 Tranches actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of the company for any future period or as of any future date. In addition, the pro forma financial statements were based on and should be read in conjunction with:

•
the audited consolidated financial statements of the Company as of and for the year ended December 31, 2017 and the related notes, included in the Company’s Annual Report on Form 10-K/A filed with the SEC on March 1, 2018;

•
the unaudited consolidated financial statements of the Company as of and for the nine months ended September 30, 2018 and the related notes, included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2018.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2018
(in thousands)

	Historical SJI	Pro Forma Adjustments		Pro Forma

Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$4,200,565	$-		$4,200,565
Accumulated Depreciation	(781,824)	-		(781,824)
Nonutility Property and Equipment, net	111,362	-		111,362
Property, Plant and Equipment — Net	3,530,103	-		3,530,103

Investments:
Total Investments	84,849	-		84,849

Current Assets:
Cash and Cash Equivalents	3,314	-		3,314
Restricted Cash	-	-		-
Accounts Receivable, net	233,134	(2,157)	(b)	230,977
Natural Gas in Storage, average cost	84,373	-		84,373
Materials and Supplies, average cost	4,574	-		4,574
Assets Held for Sale	329,622	(188,396)	(a)	141,226
Other Prepayments and Current Assets	82,302	(357)	(b)	81,945
Total Current Assets	737,319	(190,910)		546,409

Regulatory and Other Noncurrent Assets:
Regulatory Assets	628,977	-		628,977
Goodwill and Identifiable Intangible Assets	759,826	-		759,826
Other	173,448	-		173,448
Total Regulatory and Other Noncurrent Assets	1,562,251	-		1,562,251
Total Assets	$5,914,522	$(190,910)		$5,723,612

Capitalization and Liabilities
Equity:
Common Stock	$106,883	$-		$106,883
Premium on Common Stock	843,064	-		843,064
Treasury Stock (at par)	(287)	-		(287)
Accumulated Other Comprehensive Loss	(36,740)	-		(36,740)
Retained Earnings	321,912	10,597	(d)	332,509
Total Equity	1,234,832	10,597		1,245,429
Long—Term Debt	1,281,000	-		1,281,000
Total Capitalization	2,515,832	10,597		2,526,429

Current Liabilities:
Notes Payable	421,400	-		421,400
Current Portion of Long—Term Debt	1,482,734	(191,967)	(c)	1,290,767
Accounts Payable	383,465	(1,428)	(b)	382,037
Other Current Liabilities	183,555	3,722	(b),(d)	187,277
Total Current Liabilities	2,471,154	(189,673)		2,281,481

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes – Net	85,840	(11,834)	(b)	74,006
Regulatory Liabilities	481,512	-		481,512
Other	360,184	-		360,184
Total Deferred Credits and Other Noncurrent Liabilities	927,536	(11,834)		915,702
Total Capitalization and Liabilities	$5,914,522	$(190,910)		$5,723,612

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Nine Months Ended September 30, 2018
(in thousands, except per share amounts)

	Historical SJI	Pro Forma Adjustments		Pro Forma

Operating Revenues:
Utility	$392,849	$-		$392,849
Nonutility	658,906	(18,756)	(e)	640,150
Total Operating Revenues	1,051,755	(18,756)		1,032,999
Operating Expenses:
Cost of Sales – (Excluding depreciation)
— Utility	128,536	-		128,536
— Nonutility	533,440	-		533,440
Operations	179,464	(6,113)	(f)	173,351
Impairment Charges	99,233	(51,986)	(g)	47,247
Maintenance	22,276	(1,005)	(h)	21,271
Depreciation	71,783	(8,616)	(i)	63,167
Energy and Other Taxes	6,277	(505)	(j)	5,772
Total Operating Expenses	1,041,009	(68,225)		972,784
Operating Income	10,746	49,469		60,215

Other Income and Expense	5,141	-		5,141
Interest Charges	(60,067)	1,518	(l)	(58,549)
Income Before Income Taxes	(44,180)	50,987		6,807
Income Taxes	12,206	(11,305)	(m)	901
Equity in Earnings of Affiliates	3,845	-		3,845
Income from Continuing Operations	$(28,129)	$39,682		$11,553

Basic Earnings Per Common Share:
Continuing Operations	$(0.34)			$0.14

Average Shares of Common Stock Outstanding – Basic	83,082			83,082

Diluted Earnings Per Common Share:
Continuing Operations	$(0.34)			$0.14

Average Shares of Common Stock Outstanding – Diluted	83,082			83,082

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2017
(in thousands, except per share amounts)

	Historical SJI	Pro Forma Adjustments		Pro Forma

Operating Revenues:
Utility	$512,482	$-		$512,482
Nonutility	730,586	(38,707)	(e)	691,879
Total Operating Revenues	1,243,068	(38,707)		1,204,361
Operating Expenses:
Cost of Sales – (Excluding depreciation)
— Utility	199,660	-		199,660
— Nonutility	646,567	-		646,567
Operations	174,200	(2,914)	(f)	171,286
Impairment Charges	91,299	(54,698)	(g)	36,601
Maintenance	19,727	(1,470)	(h)	18,257
Depreciation	100,718	(24,972)	(i)	75,746
Energy and Other Taxes	6,487	(275)	(j)	6,212
Total Operating Expenses	1,238,658	(84,329)		1,154,329
Operating Income	4,410	45,622		50,032

Other Income and Expense	15,474	(24)	(k)	15,450
Interest Charges	(54,019)	-		(54,019)
(Loss) income Before Income Taxes	(34,135)	45,598		11,463
Income Taxes	24,937	(17,121)	(m)	7,816
Equity in Earnings of Affiliates	5,794	-		5,794
(Loss) Income from Continuing Operations	$(3,404)	$28,477		$25,073

Basic Earnings Per Common Share:
Continuing Operations	$(0.04)			$0.32

Average Shares of Common Stock Outstanding – Basic	79,541			79,541

Diluted Earnings Per Common Share:
Continuing Operations	$(0.04)			$0.32

Average Shares of Common Stock Outstanding – Diluted	79,541			79,541

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements reflect the following adjustments:

Unaudited Pro Forma Condensed Consolidated Balance Sheet

“Historical SJI” – represents the historical condensed consolidated balance sheet of SJI as of September 30, 2018.

(a)	To eliminate the Company’s divestiture of solar assets related to the Q4 2018 Tranches as of September 30, 2018, which were previously classified as held for sale.

(b)
Reflects adjustments for assets purchased or liabilities assumed by the Buyer. The Buyer purchased or assumed accounts receivable, prepaid assets reflected within the Other Prepayments and Current Assets line item, accounts payable, accrued legal expenses and deferred rent reflected within the Other Current Liabilities line item, and deferred income taxes.

(c)
Reflects total net proceeds from the sale of assets included in the Q4 2018 Tranches that were used to partially pay down the Company’s $475.0 million in aggregate principal amount of Floating Rate Senior Notes due 2019 on the one-year anniversary of the date of initial issuance, which at the Company’s option, bears interest at a variable base rate or a variable LIBOR (“Floating Rate Notes”).

(In thousands)	For the Nine Months Ended September 30, 2018

Purchase price of Projects included in Q4 2018 Tranches	$162,605
Purchase price of SRECs included in Q4 2018 Tranches	34,117
Less: transaction costs	(4,755)
Total net proceeds	$191,967

(d)
To record the gain on sale of the Q4 2018 Tranches, net of tax effect, as illustrated in the table below. As the gain is directly attributable to the Transaction and is not expected to have a continuing impact on the Company’s operations, the estimated gain is only reflected on the unaudited pro forma condensed consolidated balance sheet. The income tax associated with the estimated gain has been included within the Other Current Liabilities line item.

(In thousands)	For the Nine Months Ended September 30, 2018

Net proceeds from Q4 2018 Tranches	$191,967
Less: cost basis of assets sold	(177,450)
Gain on sale, before tax	14,517
Less: income tax payable	(3,920)
Net gain on sale of assets of the Q4 2018 Tranches	$10,597

Unaudited Pro Forma Condensed Consolidated Statements of Operations

“Historical SJI” – represents the historical condensed consolidated statements of operations of SJI for the nine months ended September 30, 2018 and the year ended December 31, 2017.

(e)	To eliminate the historical revenues of the assets sold within the Q4 2018 Tranches.
(f)
To eliminate the historical direct operations cost of the assets sold within the Q4 2018 Tranches. No pro forma adjustment was made for historical indirect overhead costs that were allocated down to Marina.

(g)	To eliminate the historical impairment expense recorded for each of the assets sold within the Q4 2018 Tranches.

(h)
To eliminate the historical direct maintenance expense of the assets sold within the Q4 2018 Tranches. No pro forma adjustment was made for historical indirect maintenance expense that was allocated down to Marina.

(i)	To eliminate the historical depreciation expense recorded of the assets sold within the Q4 2018 Tranches.
(j)
To eliminate the historical energy and other tax expense recorded for the assets sold within the Q4 2018 Tranches. No pro forma adjustment was made for historical indirect energy and other tax expense that was allocated down to Marina.

(k)	To eliminate historical other income and expense recorded for the assets sold within the Q4 2018 Tranches.
(l)
To reflect the reduction of interest expense as a result of the partial pay down of the Floating Rate Notes using the net proceeds from the Q4 2018 Tranches for the nine months ended September 30, 2018.

(m)
To eliminate the historical income tax expense of the assets sold within the Q4 2018 Tranches, as well as adjustments to record the income tax impacts of the pro forma adjustments using blended statutory tax rates of 27.0% and 38.5% for the nine months ended September 30, 2018 and for the year ended December 31, 2017, respectively. This rate does not reflect SJI’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements for a variety of reasons.